Exhibit 99.1

Bank of the James Announces First Quarter 2017

Financial Results and Declaration of Dividend

Revenue Growth, Record Assets, Loans

LYNCHBURG, Va., April 21, 2017 — Bank of the James Financial Group, Inc. (the “Company”) (NASDAQ:BOTJ), the parent company of Bank of the James, a full-service commercial and retail bank serving the greater Lynchburg area (Region 2000), and the Charlottesville, Harrisonburg, and Roanoke, Virginia markets, today announced unaudited results for the three months ended March 31, 2017.

Net income for the three months ended March 31, 2017 was $760,000 or $0.17 per diluted share compared with $887,000 or $0.20 per diluted share for the three months ended March 31, 2016.

Robert R. Chapman III, President and CEO, stated: “Our financial performance in the first quarter continued to demonstrate the Company’s focus on steady, long-term growth of our balance sheet, which reflected meaningful year-over-year growth of loans, deposits and assets. An emphasis on growing commercial banking was evident.

“Year-over-year net income comparison reflected higher noninterest expense related to investments to expand our market reach, including building our banking teams in several markets. We are seeing positive results from our investment in growth, and anticipate that increased productivity and accelerating revenue will enhance profitability.”

Highlights

Interest income from earning assets increased 5.2% in the first quarter of 2017 compared with the first quarter of 2016.

Net interest income before the provision for loan losses for the three months ended March 31, 2017 was $4.84 million, up 3.2% from $4.69 million for the three months ended March 31, 2016.

Driven primarily by increased commercial lending, total loans, net of the allowance for loan losses, were a Company-record $466.24 million at March 31, 2017, up from $464.35 million at December 31, 2016, and $433.70 million a year earlier.

Commercial loans (primarily C&I) increased 12% year-over-year, while owner occupied real estate, led by commercial real estate (CRE) portfolio growth, rose 13% at March 31, 2017 compared with March 31, 2016.

Total assets rose to $578.43 million at March 31, 2017, the highest in Company history.

Asset quality ratios reflected continuing loan portfolio strength, with a 0.67% ratio of nonperforming loans to total loans.

Total stockholders’ equity was $50.19 million, up from $49.42 million at December 31, 2016 and $49.46 million at March 31, 2016. Book value per share rose to $11.46 at March 31, 2017 from $11.29 at December 31, 2016.

Based on the results achieved in the first quarter, on April 18, 2017 the Company’s board of directors approved a $0.06 per share dividend payable to shareholders of record on June 9, 2017, to be paid on June 23, 2017.

Chapman noted: “Additional loans drove year-over-year net interest income growth, although both commercial and residential loan demand in the first quarter of 2017 was somewhat slower than anticipated. In particular, slower residential mortgage activity – perhaps partially related to the area’s current lean housing inventory – impacted originations and subsequent noninterest income from gains on mortgage sales to the secondary market. We entered the second quarter with good pipelines in commercial and residential lending, and feel confident about ongoing lending activity.”

First Quarter 2017 Operational Review

Total interest income was $5.51 million in the first quarter of 2017, growing 5.2% compared with total interest income of $5.24 million in the first quarter of 2016. Average rates earned on loans, including fees, was 4.46% in the first quarter of 2017, down slightly from 4.60% in the first quarter of 2016, and consistent with 4.48% in the fourth quarter of 2016. The average rate earned on total earning assets in the first quarter of 2017 was 4.16%, consistent with the fourth quarter of 2016 and down slightly from 4.35% in the first quarter of 2016.

“Considering the competitive lending market and continued pricing pressure in a low interest rate environment, we have been pleased with our ability to lend while maintaining relatively stable pricing and attracting quality loans,” commented J. Todd Scruggs, Executive Vice President and CFO. “We believe our ability to add value through excellent service and customized financial solutions remains a strong selling point for us.”

Total interest expense was $671,000 for the three months ended March 31, 2017, compared with $548,000 for the three months ended March 31, 2016. The increase partially reflected interest paid on capital notes issued in February 2017. Year-over-year growth in lower-interest bearing demand deposits and rate reductions in time deposits contributed to an average rate paid on interest bearing accounts of 0.62% in the first quarter of 2017. The Company’s net interest margin was 3.65% and net interest spread was 3.50%, consistent with the fourth quarter of 2016.

Net interest income was $4.84 million for the three months ended March 31, 2017, a 3.2% increase from $4.69 million for the three months ended March 31, 2016. Net interest income after provision for loan losses was $4.74 million for the three months ended March 31, 2017 compared with $4.49 million for the three months ended March 31, 2016.

Noninterest income from fees, service charges and commissions, including gains from the sale of residential mortgages to the secondary market, and income from the bank’s line of treasury management services for commercial customers, was $881,000 in the first quarter of 2017 compared with $1.01 million in the first quarter of 2016. Fee income increased year-over-year, however, slower residential mortgage origination resulted in lower gains from the sale of loans in the first quarter of 2017 compared with a year earlier.

Noninterest expense for the three months ended March 31, 2017 was $4.52 million, an increase of 7.8% from the same period a year earlier. Higher expenses primarily reflected costs related to the Company’s market expansion, including increased employee compensation, an expanded commercial banking team, and additional staff and management in the bank’s served markets. Occupancy costs increased moderately year-over-year, primarily reflecting additional facilities. The Company increased marketing expenditures to build brand visibility throughout an expanded geographic market.

Balance Sheet Reflects Consistent Growth

Loans held for investment, net of the allowance for loan losses, were a Company record $466.24 million at March 31, 2017, compared with $464.35 million at December 31, 2016, and up 7.5% compared with $433.70 million at March 31, 2016. The Company’s commercial loan portfolio was $89.00 million at March 31, 2017, up $9.51 million from March 31, 2016. Owner occupied real estate loans, led by CRE, increased to $142.39 million in the first quarter of 2017, up $16.39 million from $126.01 million a year earlier. Non-owner occupied real estate (primarily commercial and investment property) increased to $144.68 million, up 7.2% from $135.00 million a year ago. Total construction loans were down 16.8%, while consumer lines of credit (primarily home equity) grew 4.9% year-over-year.

Total deposits at March 31, 2017 were $521.20 million compared with $523.11 million at December 31, 2016, and up from $473.45 million at March 31, 2016. The Bank continued to attract noninterest bearing deposits, which increased to $105.28 million at March 31, 2017 from $102.65 million at December 31, 2016. Core deposits (noninterest bearing, NOW, money market and savings deposits) of $356.19 million comprised approximately 68% of the Company’s total deposits.

“Continuing growth of core deposits has been a meaningful highlight for the Company, providing attractive funding for loans, and reflecting new banking relationships and growth in Harrisonburg, Charlottesville and Roanoke,” Chapman said. “An expanding presence in Appomattox should further support deposit growth and new banking relationships.”

Total assets were a record $578.43 million at March 31, 2017, up from $574.20 million at December 31, 2016 and $524.61 million at March 31, 2016. Asset growth primarily reflected increased retained loans and increased securities available-for-sale.

The Company’s asset quality remained sound, with a 0.67% ratio of nonperforming loans to total loans at March 31, 2017. The Company’s allowance for loan losses to total loans was 1.21%, and the Company’s allowance for loan losses as a percent of nonperforming loans was 182%.

Total nonperforming loans were $3.15 million at March 31, 2017, compared with $2.55 million at December 31, 2016. The increase primarily reflected one classified commercial loan being moved to nonperforming status during the first quarter of 2017. Total nonperforming assets were $5.90 million and other real estate owned was $2.75 million. The Bank’s regulatory capital ratios continued to exceed accepted regulatory standards for a well-capitalized institution.

The Company grew measures of shareholder value, including tangible book value per share and total stockholders’ equity. Total stockholders’ equity increased to $50.19 million at March 31, 2017, compared with $49.42 million at December 31, 2016 and $49.46 million at March 31, 2016. Retained earnings rose to $10.65 million at March 31, 2017 from $10.16 million at December 31, 2016.

About the Company

Bank of the James, a wholly owned subsidiary of Bank of the James Financial Group, Inc., serves Lynchburg, Charlottesville, Harrisonburg, Roanoke, Appomattox and other markets in Virginia. The bank operates 12 full service locations, two limited service branches, two loan production offices, and an investment/insurance services division. Bank of the James Financial Group, Inc. common stock is listed under the symbol “BOTJ” on the NASDAQ Stock Market, LLC.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “estimate,” “expect,” “intend,” “anticipate,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements which speak only as of the dates on which they were made. Bank of the James Financial Group, Inc. (the “Company”) undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, competition, general economic conditions, potential changes in interest rates, and changes in the value of real estate securing loans made by Bank of the James (the “Bank”), a subsidiary of the Company. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s filings with the Securities and Exchange Commission and previously filed by the Bank (as predecessor of the Company) with the Federal Reserve Board.

FINANCIAL STATEMENTS FOLLOW

Bank of the James Financial Group, Inc. and Subsidiaries

(000’s) except ratios and percent data

unaudited

Selected Data:	Three months ending Mar 31, 2017	Three months ending Mar 31, 2016	Change
Interest income	$5,509	$5,235	5.23%
Interest expense	671	548	22.45%
Net interest income	4,838	4,687	3.22%
Provision for loan losses	100	200	-50.00%
Noninterest income	881	1,008	-12.60%
Noninterest expense	4,517	4,190	7.80%
Income taxes	342	418	-18.18%
Net income	760	887	-14.32%
Weighted average shares outstanding	4,378,436	4,378,436	0.00%
Basic net income per share	$0.17	$0.20	$(0.03)
Fully diluted net income per share	$0.17	$0.20	$(0.03)

Balance Sheet at period end:	Mar 31, 2017	Dec 31, 2016	Change	Mar 31, 2016	Dec 31, 2015	Change
Loans, net	$466,244	$464,353	0.41%	$433,701	$430,445	0.76%
Loans held for sale	1,633	3,833	-57.40%	3,706	1,964	88.70%
Total securities	51,513	44,075	16.88%	40,280	38,515	4.58%
Total deposits	521,199	523,112	-0.37%	473,451	467,610	1.25%
Stockholders’ equity	50,191	49,421	1.56%	49,456	48,196	2.61%
Total assets	578,433	574,195	0.74%	524,611	527,143	-0.48%
Shares outstanding	4,378,436	4,378,436	—	4,378,436	4,378,436	—
Book value per share	$11.46	$11.29	0.17	$11.30	$11.01	$0.29

Daily averages:	Three months ending Mar 31, 2017	Three months ending Mar 31, 2016	Change
Loans, net	$464,293	$432,188	7.43%
Loans held for sale	1,390	2,302	-39.62%
Total securities	50,916	40,182	26.71%
Total deposits	520,881	455,650	14.32%
Stockholders’ equity	50,970	48,731	4.59%
Interest earning assets	537,758	488,598	10.06%
Interest bearing liabilities	416,261	378,539	9.97%
Total assets	576,567	519,396	11.01%

Financial Ratios:	Three months ending Mar 31, 2017	Three months ending Mar 31, 2016	Change
Return on average assets	0.53%	0.68%	(0.15)
Return on average equity	6.05%	7.30%	(1.25)
Net interest margin	3.65%	3.89%	-0.24
Efficiency ratio	78.98%	73.57%	5.41
Average equity to average assets	8.84%	9.38%	(0.54)

Allowance for loan losses:	Three months ending Mar 31, 2017	Three months ending Mar 31, 2016	Change
Beginning balance	$5,716	$4,683	22.06%
Provision for losses	100	200	-50.00%
Charge-offs	(130)	(251)	-48.21%
Recoveries	30	118	-74.58%
Ending balance	5,716	4,750	20.34%

Nonperforming assets:	Mar 31, 2017	Dec 31, 2016	Change	Mar 31, 2016	Dec 31, 2015	Change
Total nonperforming loans	$3,147	$2,550	23.41%	$2,587	$3,406	-24.05%
Other real estate owned	2,750	2,370	16.03%	2,355	1,965	19.85%
Total nonperforming assets	5,897	4,920	19.86%	4,942	5,371	-7.99%
Troubled debt restructurings - (performing portion)	452	455	-0.66%	642	646	-0.62%

Asset quality ratios:	Mar 31, 2017	Dec 31, 2016	Change	Mar 31, 2016	Dec 31, 2015	Change
Nonperforming loans to total loans	0.67%	0.54%	0.13	0.59%	0.78%	(0.19)
Allowance for loan losses to total loans	1.21%	1.22%	(0.01)	1.08%	1.08%	0.00
Allowance for loan losses to nonperforming loans	181.63%	224.16%	(42.53)	183.61%	137.49%	46.12

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Balance Sheets

(dollar amounts in thousands, except per share amounts)

	(unaudited) 3/31/2017	12/31/2016
Assets
Cash and due from banks	$19,751	$16,938
Federal funds sold	5,508	11,745

Total cash and cash equivalents	25,259	28,683

Securities held-to-maturity (fair value of $3,272 in 2017 and $3,273 in 2016)	3,293	3,299
Securities available-for-sale, at fair value	48,220	40,776
Restricted stock, at cost	1,415	1,373
Loans, net of allowance for loan losses of $5,716 in 2017 and 2016	466,244	464,353
Loans held for sale	1,633	3,833
Premises and equipment, net	11,034	10,771
Software, net	209	176
Interest receivable	1,365	1,378
Cash value - bank owned life insurance	12,759	12,673
Other real estate owned	2,750	2,370
Income taxes receivable	872	1,214
Deferred tax asset	2,234	2,374
Other assets	1,146	922

Total assets	$578,433	$574,195

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing demand	105,276	102,654
NOW, money market and savings	250,911	255,429
Time	165,012	165,029

Total deposits	521,199	523,112

Capital notes	5,000	—
Interest payable	77	88
Other liabilities	1,966	1,574

Total liabilities	$528,242	$524,774

Stockholders’ equity
Common stock $2.14 par value; authorized 10,000,000 shares; issued and outstanding 4,378,436 as of March 31, 2017 and December 31, 2016	9,370	9,370
Additional paid-in-capital	31,495	31,495
Accumulated other comprehensive (loss)	(1,327)	(1,600)
Retained earnings	10,653	10,156

Total stockholders’ equity	$50,191	$49,421

Total liabilities and stockholders’ equity	$578,433	$574,195

Bank of the James Financial Group, Inc. and Subsidiaries

Consolidated Statements of Income

(dollar amounts in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2017	2016
Interest Income
Loans	$5,188	$4,978
Securities
US Government and agency obligations	113	139
Mortgage backed securities	66	52
Municipals	80	44
Dividends	7	6
Other (Corporates)	27	6
Interest bearing deposits	15	6
Federal Funds sold	13	4

Total interest income	5,509	5,235

Interest Expense
Deposits
NOW, money market savings	169	136
Time Deposits	402	369
Federal Funds purchased	—	4
Brokered time deposits	63	31
Capital notes 6% due 4/1/2017	—	8
Capital notes 4% due 1/24/2022	37	—

Total interest expense	671	548

Net interest income	4,838	4,687

Provision for loan losses	100	200

Net interest income after provision for loan losses	4,738	4,487

Noninterest income
Gains on sale of loans held for sale	371	491
Service charges, fees and commissions	405	372
Increase in cash value of life insurance	86	65
Other	9	15
Gain on sales of available-for-sale securities	10	65

Total noninterest income	881	1,008

Noninterest expenses
Salaries and employee benefits	2,380	2,237
Occupancy	372	332
Equipment	348	319
Supplies	134	119

Professional, data processing, and other outside expense	680	662
Marketing	148	119
Credit expense	114	83
Other real estate expenses	12	1
FDIC insurance expense	103	92
Other	226	226

Total noninterest expenses	4,517	4,190

Income before income taxes	1,102	1,305

Income tax expense	342	418

Net Income	$760	$887

Weighted average shares outstanding - basic	4,378,436	4,378,436

Weighted average shares outstanding - diluted	4,378,535	4,378,436

Income per common share - basic	$0.17	$0.20

Income per common share - diluted	$0.17	$0.20